United States securities and exchange commission logo





                     January 25, 2024

       Anthony Brian Goodman
       Chief Executive Officer
       Golden Matrix Group, Inc.
       3651 S. Lindell Road, Suite D131
       Las Vegas, NV 89103

                                                        Re: Golden Matrix
Group, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 20,
2023
                                                            File No. 001-41326

       Dear Anthony Brian Goodman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              David M. Loev